Exhibit 10.3

REVISED AND RESTATED

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT, dated as of August 23, 2005 (the “Agreement”), and revised and restated as of November 16, 2005, is by and among Turnkey E&P Inc., an Alberta corporation (“TEP”), Turnkey E&P Corporation, a Nevada Corporation (“TEP US”) Tesco Corporation, an Alberta corporation (“Tesco”), Tesco Corporation (US), a Delaware corporation (“Tesco US”) and Tesco Holding I, LP, a Delaware limited partnership (“Tesco Holding I”).

W I T N E S S E T H:

WHEREAS, it has been proposed that TEP US acquire certain of the assets of Tesco and of Tesco Holding I relating to their contract Casing Drilling® services business (the “Business”);

WHEREAS, the parties hereto desire to enter into this Agreement in order to set forth the terms and conditions of the acquisition of such assets by TEP US;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE TRANSACTION

Section 1.1 Sale by Tesco and Tesco Holding I.

(a) Upon the terms and subject to the conditions set forth herein, at the Closing (hereinafter defined) Tesco Holding I will sell, transfer, assign, and convey to TEP US good title in and to only the following assets (the “Tesco US Assets”), free and clear of any lien, lease, or encumbrance other than Permitted Encumbrances: (i) the three land drilling rigs described on Schedule A1 (the “Tesco US Rigs”), (ii) the other related fixed assets described on Schedule A2, (iii) the lease of the warehouse premises located at 4078 North Highway 16, Freer, Texas 78357 (the “Leased Warehouse”), (iv) all inventory items located in the Leased Warehouse at the Effective Time (as hereinafter defined); such inventory shall be substantially similar in kind and quantity to the spare parts listed on Schedule A3, and (v) the drilling contracts listed on Schedule A4 (the “Tesco US Drilling Contracts”).

(b) Upon the terms and subject to the conditions set forth herein, at the Closing, Tesco or a Delaware limited partnership formed by Tesco (“Tesco Holding II”) will sell, transfer, assign and convey to TEP US good title in and to only the following assets (the “Tesco Canada Assets”) free and clear of any lien, lease or encumbrance other than Permitted Encumbrances (i) the one land drilling rig described on Schedule B1 (the “Tesco Canada Rig”), and (iv) the drilling contracts listed on Schedule B2 (the “Tesco Canada Drilling Contracts”).

(c) Except as listed on Schedules A1 through A4 and B1 through B2, inclusive, none of Tesco, Tesco US, Tesco Holding I or Tesco Holding II (collectively, the “Tesco Companies”) will sell any assets to TEP or TEP US (collectively, the “TEP Companies”) as part of the transactions contemplated by this Agreement and all other assets of the Tesco Companies, including without limitation any intellectual property, downhole tools and other specialized Casing Drilling® accessories of the Tesco Companies, shall be excluded from the Assets and retained by the Tesco Companies.

Section 1.2 Purchase of the Assets. As consideration for the sale and transfer of the Assets, TEP US will (i) pay Tesco Holding I $22,500,000 United States dollars and Tesco Holding II $7,500,000 (the “Assets Cash Portion”), (ii) assume at Closing all the liabilities and obligations of the Tesco Companies specifically listed on Schedule C (which includes the obligations pursuant to the Tesco US Drilling Contracts and Tesco Canada Drilling Contracts accruing subsequent to the Effective Time) (the “Assumed Liabilities”), and (iii) deliver to Tesco Holding II or its designee a warrant to purchase a number of shares of common stock of TEP calculated as five million (5,000,000) divided by the offering price for one share of common stock of TEP in the Offering as described below (the “Offering Price”), such warrant to have a per share exercise price equal to 120% of the Offering Price and a term of two years following the Closing in accordance with the terms set forth in a Warrant Agreement to be agreed upon by TEP and Tesco or its designee and finalized at or prior to the Closing (the “Warrant Agreement”). The Assets Cash Portion shall be payable by wire transfer to accounts designated by Tesco Holding I and Tesco Holding II, respectively at the Closing. Except for the assumption of the Assumed Liabilities as provided pursuant to this Section 1.2, the TEP Companies shall not assume or be deemed to have assumed any debts or obligations of the Tesco Companies.

Section 1.3 Preferred Supplier Agreement. At the Closing, Tesco or its designee and TEP will also enter into a Preferred Supplier Agreement in the form attached hereto as Schedule G (the “Preferred Supplier Agreement”). As consideration for the entry by Tesco or its designee into the Preferred Supplier Agreement with TEP, TEP will pay Tesco or its designee $5,000,000 United States dollars (“the Preferred Supplier Agreement Consideration”). The Preferred Supplier Agreement Consideration shall be payable by wire transfer to an account designated by Tesco or its designee at the Closing, and shall be payable in addition to the Assets Cash Portion.

Section 1.4 Other Agreements. At the Closing, the applicable parties hereto shall deliver:

(a) a certificate executed by an officer of each party hereto, on behalf of such party, certifying the following: (i) copies of such party’s organizational documents certified by the applicable governmental agency, (ii) a copy of such party’s bylaws or regulations, as applicable, together with resolutions of the members, managers or board of directors, as applicable, authorizing and approving this Agreement and the transactions contemplated by this Agreement, and (iii) the incumbency of each person executing on behalf of such party any document executed and delivered by such party pursuant to the terms of this Agreement;

(b) a bill of sale, assignment, assumption agreement from each of Tesco Holding II and Tesco Holding I with regard to their respective assets, executed by the applicable parties;

(c) the certificates required by Sections 6.2(a) and 6.3(a);

(d) the Preferred Supplier Agreement in the form attached as Schedule G executed by the applicable parties;

(e) a Warrant Agreement executed by TEP and Tesco or its designee;

(f) an agreement between TEP US and Tesco US whereby TEP US agrees to provide personnel services, following the Closing, for certain drilling rigs leased by Tesco US from a third party (the “Personnel Supply Agreement”), executed by TEP US and Tesco US; and

(g) such other documents as any party hereto shall reasonably require.

This Agreement, the Preferred Supplier Agreement, the Warrant Agreement, the Personnel Supply Agreement, and each of the other contracts, agreements and documents entered into by the parties are referred to collectively as the “Transaction Agreements”.

Section 1.5 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transaction”) shall take place at the offices of Tesco US in Houston, Texas as promptly as practicable (but in any event within two business days) following the date on which the last of the conditions set forth in Article VI is fulfilled or waived, or at such other time and place as the parties hereto shall agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” At the Closing, each of the parties hereto shall take such actions required to be taken by it pursuant to the terms hereof at or before Closing. The Transaction will be effective as of 12:01 am on the Closing Date (the “Effective Time”).

Section 1.6 Taking of Necessary Action; Further Action. Each of the Tesco Companies will take all such reasonable and lawful action as may be necessary or appropriate either before, at, or after the Closing in order to effectuate the Transaction in accordance with this Agreement and as necessary or desirable to carry out the purposes of this Agreement and to vest TEP US with full right, title and possession to the Assets. Specifically, but not by way of limitation, the Tesco Companies shall deliver to the TEP Companies all files, data, records and other information set forth in tangible form (whether written or electronic) which relate exclusively to the Tesco Canada Assets and Tesco US Assets (collectively, the “Assets”), and shall make available to the TEP Companies following the Closing, on reasonable notice and during normal business hours, all other information related to the Assets, but not exclusively so, in the possession of the Tesco Companies.

Section 1.7 Allocation of Drilling Contract Revenue. The Tesco Companies shall prepare invoices for all day rate Tesco US Drilling Contracts and Tesco Canada Drilling Contracts (collectively, the “Drilling Contracts”) for periods up to the Effective Time and TEP US shall prepare invoices for periods after the Effective Time. With respect to turnkey or footage basis drilling contracts ongoing on the Effective Time, the TEP Companies shall conduct the accounting for such Drilling Contracts in cooperation with the Tesco Companies through the completion of the relevant well, and shall invoice the customer on behalf of both parties. With respect to each such turnkey or footage basis contract, the TEP Companies shall determine the expenses for the well and the revenue for the well, and the TEP Companies and the Tesco Companies shall agree upon an equitable apportionment of the revenue net of expenses (or of any loss) based upon both the number of days drilling is completed before and after the Effective Time and the expenses incurred by the TEP Companies and the Tesco Companies respectively.

Section 1.8 Taxes. The Tesco Companies shall be liable for and shall pay, and shall indemnify and save the TEP Companies harmless with respect to, any and all Taxes owing at or prior to the Effective Time and properly payable in connection with or relating to the pre-closing activities of the Business or pre-closing ownership or use of the Assets (other than expressly assumed hereunder). Notwithstanding the foregoing, any transfer taxes or sales taxes applicable to the transfer of the Assets shall be borne by TEP. “Taxes” for this purpose means all federal, provincial, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments, or government imposed charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes.

Section 1.9 Prorations. Ad valorem taxes relating to the Assets shall be prorated between the Tesco Companies and the TEP Companies as of the Effective Time based upon estimates of the amount of such ad valorem taxes that will be due and payable on the Assets during the year during which the Effective Time occurs. As soon as the amount of actual ad valorem taxes is known, the Tesco Companies and the TEP Companies shall readjust the amount to be paid by each party with the result that the Tesco Companies shall pay for those ad valorem taxes attributable to the period of time up to and including the Effective Time and the TEP Companies shall pay for those ad valorem taxes attributable to the period thereafter.

Section 1.10 Like Kind Exchange. The Tesco Companies may consummate the sale of all or part of the Assets as part of a so-called like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended, provided that (i) all costs, fees and expenses attendant to the Exchange shall be the responsibility of the Tesco Companies; (ii) the Closing shall not be delayed or affected by reason for the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to the Tesco Companies’ obligations and covenants under this Agreement; (iii) the TEP Companies shall not be required to acquire or hold title to any property or assets other than the Assets for purposes of consummating the Exchange but rather the Exchange shall be affected through an assignment by one or more of the Tesco Companies of its rights under this Agreement to a qualified intermediary. The TEP Companies shall not, by this Agreement or acquiescence to the Exchange, (1) have their rights under this Agreement, including (without limitation) those that survive Closing, affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the Tesco Companies that the Exchange in fact complies with §1031 of the Internal Revenue Code of 1986, as amended.

ARTICLE II

REPRESENTATIONS AND

WARRANTIES OF THE TEP COMPANIES

The TEP Companies represent and warrant, jointly and severally, to the Tesco Companies as follows:

Section 2.1 Organization and Qualification. TEP is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses as now conducted, and to execute the Transaction Agreements and to consummate the Transaction contemplated hereby and thereby. TEP US is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses as now conducted, and to execute the Transaction Agreements and to consummate the Transaction contemplated hereby and thereby.

Section 2.2 Authority; Non-Contravention; Approvals.

(a) The Transaction Agreements have been approved by the Boards of Directors of each of the TEP Companies, or will be so approved prior to Closing, and no other corporate proceedings (including any shareholder approvals) on the part of the TEP Companies are necessary to authorize the execution and delivery of the Transaction Agreements or the consummation by the TEP Companies of the transactions contemplated hereby or thereby. This Agreement has been and at Closing each other Transaction Agreement will be duly executed and delivered by each of the TEP Companies, and, assuming the due authorization, execution and delivery hereof by the Tesco Companies, constitute (and with respect to the other Transaction Agreements will at Closing constitute) a valid and legally binding agreement of the TEP Companies enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b) The execution and delivery of this Agreement by the TEP Companies, the execution and delivery of the other Transaction Agreements by the TEP Companies, and the consummation by the TEP Companies of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of either of the TEP Companies under any of the terms, conditions or provisions of (i) the charters of the TEP Companies, (ii) the bylaws of the TEP Companies, (iii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to either of the TEP Companies or any of their properties or assets, or (iv) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the TEP Companies or either of them is now a party or by which the TEP Companies or any of their properties or assets may be bound or affected.

(c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of the Transaction Agreements by the TEP Companies or the consummation by the TEP Companies of the transactions contemplated hereby or thereby.

Section 2.3 Brokers and Finders. Neither of the TEP Companies has not entered into any contract, arrangement or understanding with any person or firm which may result in any obligation of any of the Tesco Companies to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the Transaction. There is no claim for payment by either of the TEP Companies of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transaction.

Section 2.4 Capitalization and Shareholding. Immediately after the Closing, the shares of TEP to be purchased pursuant to the Offering will be validly issued, fully paid, nonassessable and free of preemptive rights, and TEP will be the 100% legal and beneficial owner of the shares of TEP US. No person will hold any right, option or other right to acquire any other ownership interest in either of the TEP Companies. There are no agreements regarding the governance of either of the TEP Companies or the transfer of any shares of either of the TEP Companies other than as may be issued pursuant to incentive stock options. The shares of the TEP Companies, when issued, will have been issued in compliance with all Applicable Laws (hereinafter defined), including, but not limited to, any applicable securities laws.

Section 2.5 Absence of Undisclosed Liabilities. Except as disclosed in the disclosure schedule delivered by TEP and attached hereto as Schedule E (the “TEP Disclosure Schedule”), the TEP Companies have not incurred any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities or obligations under this Agreement.

Section 2.6 No Violation of Law. Except as disclosed in the TEP Disclosure Schedule, neither of the TEP Companies is in violation of, nor has it been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any environmental law) of any governmental or regulatory body or authority (collectively, all “Applicable Laws”). Except as disclosed in the TEP Disclosure Schedule, as of the date of this Agreement, no investigation or review by any governmental or regulatory body or authority with respect to the TEP Companies or either of them is pending or to the knowledge of the TEP Companies, is contemplated or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The TEP Companies have all permits (including without limitation environmental permits), licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to own and operate their business. All activities of the TEP Companies in connection with the Offering have been and will be conducted in compliance with all Applicable Laws, including, but not limited to, all securities laws, and none of the activities of the TEP Companies in connection with the Offering has, or will have, created any liability of the TEP Companies or any of the Tesco Companies to any investor or potential investor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE TESCO COMPANIES

Tesco (for itself and Tesco Holding II once formed) and Tesco US and Tesco Holding I, jointly and severally, hereby represent and warrant to the TEP Companies that:

Section 3.1 Organization and Qualification. Tesco is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta. Tesco US is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Tesco Holding I is, and upon its formation prior to Closing Tesco Holding II will be, a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Tesco Companies has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

Section 3.2 Authority; Non-Contravention; Approvals.

(a) Tesco, Tesco US and Tesco Holding I each has and at Closing Tesco Holding II will have full corporate or partnership power and authority to execute and deliver the Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The Transaction Agreements have been approved by the Boards of Directors of Tesco and Tesco US and the partners of Tesco Holding I, and will be so approved by the partners of Tesco Holding II prior to Closing, and no other corporate or partnership proceedings on the part of any of the Tesco Companies are necessary to authorize the execution and delivery of the Transaction Agreements or the consummation by the Tesco Companies of the transactions contemplated hereby or thereby. This Agreement has been (and the other Transaction Agreements will at Closing be) duly executed and delivered by the Tesco Companies, and, assuming the due authorization, execution and delivery hereof by TEP, constitutes (and with respect to the other Transaction Agreements will at Closing constitute) a valid and legally binding agreement of the Tesco Companies, enforceable against the Tesco Companies (and with respect to the other Transaction Agreements will at Closing constitute) in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b) Except as set forth in the disclosure schedule delivered by the Tesco Companies to TEP and attached hereto as Schedule F (the “Tesco Companies Disclosure Schedule”), the execution and delivery of the Transaction Agreements by the Tesco Companies and the consummation by the Tesco Companies of the transactions contemplated hereby and thereby do not and will not violate or result in a material breach of any provision of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of any of the Tesco Companies under any of the terms, conditions or provisions of (i) the respective charters, bylaws or partnership agreements of any of the Tesco Companies, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to any of the Tesco Companies, or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which any of the Tesco Companies is now a party or by which any of the Tesco Companies or any of their respective properties or assets may be bound or affected, including, but not limited to, any Drilling Contract.

(c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by any of the Tesco Companies or the consummation by any of the Tesco Companies of the transactions contemplated hereby.

Section 3.3 Title. At Closing, either Tesco Holding I or Tesco Holding II will have good and indefeasible title to all of the Assets and all such Assets shall be conveyed at the Closing free and clear of all mortgages, liens, pledges, charges, security interests or encumbrance of any nature whatsoever other than Permitted Encumbrances. For purposes hereof, Permitted Encumbrances means any claim, encumbrance, charge, security interest or lien relating to (i) Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith, (ii) inchoate liens, mechanic’s, materialmen’s and similar liens securing obligations not due and (iii) other liens and matters which do not individually or in the aggregate materially and adversely impact the operation of the Assets.

Section 3.4 Drilling Contracts. Each Drilling Contract, at Closing, will be a valid, binding, and enforceable agreement with respect to Tesco Holding I or Tesco Holding II, and to Tesco’s Knowledge (hereinafter defined), of the other parties thereto. There has not occurred any material breach or material default under the Drilling Contracts by any of the Tesco Companies, or, to Tesco’s Knowledge, any other party thereto. No event has occurred which with the giving of notice or the passage of time would constitute a material default under any of the Drilling Contracts by any of the Tesco Companies, or, to Tesco’s Knowledge, any other party thereto. None of the Tesco Companies nor, to the Knowledge of Tesco, any other party thereto, has assigned or delegated any of their rights under the Drilling Contracts. To Tesco’s Knowledge, there is no dispute among the parties to any Drilling Contract as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Drilling Contract has indicated its intention to, or suggested it may evaluate whether to, terminate any Drilling Contract. “Tesco’s Knowledge” or to the “Knowledge of Tesco” or words of similar import means the current actual knowledge of the following officers or employees of Tesco: Robert M. Tessari and Steven J. Smart and any other employees of Tesco or Tesco US with direct responsibility for the Assets.

Section 3.5 No Change; Location. Since January 1, 2005, the Assets have only been operated in the ordinary course of business and there has been no material casualty or loss with respect to any of the Assets. The locations at which each Asset is located on the date of this Agreement are indicated in Schedules A4 and B2.

Section 3.6 Labor Matters. Schedule D sets forth a list of each of the key employees of the Tesco Companies who are to be hired by TEP US (the “Business Employees”) and a description of each Business Employee’s position or function. Except as set forth in the Tesco Companies Disclosure Schedule, (i) there are no material controversies pending or, to Tesco’s Knowledge, threatened between any Tesco Company and any of the Business Employees, (ii) Tesco US is not a party to a collective bargaining agreement or other labor union contract applicable to any Business Employee, nor to Tesco’s Knowledge have there been any activities or proceedings of any labor union to organize any Business Employees, (iii) none of the Tesco Companies is a party to any written agreement, memorandum, or understanding with respect to the employment of any Business Employee, and (iv) no unfair labor practice complaint or sex or age discrimination claim has been brought during the last five years against any of the Tesco Companies by any Business Employee before the U.S. Department of Labor or any other governmental or regulatory authority, (v) there has been no work stoppage, strike or other concerted action by the Business Employees (vi) the Tesco Companies have complied in all material respects with all applicable laws relating to employment of labor with respect to the Business Employees, including, without limitation, those relating to wages, hours and collective bargaining and (vii) to Tesco’s Knowledge, no Business Employee has any intention to terminate his or her employment with a Tesco Company, either as a result of the Transaction or otherwise (except as contemplated hereby). The Tesco Companies Disclosure Schedule describes all bonuses and other compensation which will be payable to any of the Business Employees as a result of the consummation of the Transaction, including but not limited to any obligation to pay severance payments.

Section 3.7 Employees Benefits. The Tesco Companies Disclosure Schedule contains a complete list of the “employee welfare benefit plans” (as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”) currently maintained by Tesco, Tesco US, and their respective affiliates (the “Tesco Group”), in which any Business Employee participates (which plans are hereinafter referred to as “Welfare Plans”). The Tesco Companies Disclosure Schedule also contains a complete list of “employee pension benefit plans” as that term is defined in Section 3(2) of ERISA maintained by any member of the Tesco Group, or in which any such entity currently contributes or is required to contribute in which any Business Employees currently participate (which plans are hereinafter referred to as “Pension Plans”). No Business Employees participate or have ever participated in any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA). The Welfare Plans and Pension Plans, and any other plans of the type described in the first two sentences of this Section 3.10 previously applicable at any time to the Tesco Group, are collectively referred to as “Company Plans”. The Tesco Group is or was in compliance in all material respects with the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the Company Plans. None of the Pension Plans has incurred any “accumulated funding deficiency” (as defined in Section 412(a) of the Code). Tesco has not incurred any liability to the Pension Benefit Guaranty

Corporation under Section 4062, 4063 or 4064 of ERISA, or any withdrawal liability under Title IV of ERISA with respect to any multiemployer plan.

Section 3.8 Litigation. Except as described in the Tesco Companies Disclosure Schedule, there are no claims, suits, actions, or proceedings (a “Proceeding”) which relate to the Business or the Assets pending or, to the Knowledge of Tesco, threatened, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as described in the Tesco Companies Disclosure Schedule, none of the Tesco Companies is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which relates to the Business or the Assets.

Section 3.9 No Violation of Law. Except as indicated in the Tesco Companies Disclosure Schedule, none of the Tesco Companies is in violation, in any material respect, of and has been given notice of or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any Environmental Law, as defined in Section 3.13) of any governmental or regulatory body or authority with respect to the ownership or operation of the Assets. Except as disclosed in the Tesco Companies Disclosure Schedule, as of the date of this Agreement, no investigation or review by any governmental or regulatory body or authority with respect to any of the Tesco Companies which relates to the Assets is pending or to the Knowledge of Tesco contemplated or threatened, nor, to the Knowledge of Tesco, has any governmental or regulatory body or authority indicated an intention to conduct the same. The Tesco Companies have all permits (including without limitation Environmental Permits (as defined in Section 3.13), licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to own and operate the Assets as presently operated (collectively, the “Company Permits”). None of the Tesco Companies is in violation, in any material respect, of the terms of any Company Permit.

Section 3.10 Environmental Matters. Except as set forth in the Tesco Companies Disclosure Schedule:

(a) no notice, demand, request for information, citation, summons or order has been received, no complaint has been served, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of Tesco, is threatened by any governmental entity or other person with respect to the Business relating to or arising out of any Environmental Law (hereinafter defined);

(b) each of the Tesco Companies is and have been in compliance with all Environmental Laws and Environmental Permits (hereinafter defined) with respect to the operation of the Business; and

(c) there are no liabilities of or relating to the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

For purposes of this Agreement, (i) “Environmental Laws” means any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority (hereinafter defined) pertaining to health or the environment currently in effect in any and all jurisdictions in which the Business owns property or conducts business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and all other environmental conservation or protection laws, (ii) the term “Governmental Authority” includes the United States of America, as well as any other foreign jurisdiction or state, county, city and political subdivisions in which any part of the business of the Business is conducted, and any agency, department, commission, board, bureau or instrumentality of any of them that exercises jurisdiction over the Business, and (iii) “Environmental Permits” means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any facility or operation of the Business to comply with requirements of Environmental Laws.

Section 3.11 Brokers and Finders. None of the Tesco Companies has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of TEP or any of the Tesco Companies to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by any of the Tesco Companies of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Section 3.12 Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, (i) THE TESCO COMPANIES DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION OF THE ASSETS (INCLUDING ANY WARRANTY AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE) AND (ii) THE TEP COMPANIES ARE ACQUIRING THE ASSETS “AS IS, WHERE IS.”

THE TESCO COMPANIES ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE ASSETS, OR THE BUSINESS, ASSETS OR LIABILITIES OF THE TESCO COMPANIES. THE TEP COMPANIES ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF THE TESCO COMPANIES HAVE MADE, AND THEY HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND THE TEP COMPANIES HEREBY EXPRESSLY WAIVE AND RELINQUISHE ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST THE TESCO COMPANIES AND THEIR REPRESENTATIVES (OTHER THAN RIGHTS, CLAIMS AND CAUSES OF ACTION

AGAINST THE TESCO COMPANIES AND THEIR REPRESENTATIVES INVOLVING FRAUD) IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO TEP OR THEIR REPRESENTATIVES BY OR ON BEHALF OF A TESCO COMPANY. WITHOUT LIMITING THE FOREGOING, NONE OF THE TESCO COMPANIES MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, THE ASSETS OR LIABILITIES OF THE BUSINESS OR THE ASSETS.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE TRANSACTIONS

Section 4.1 Conduct of Business of Tesco. Prior to the Effective Time, the Tesco Companies shall operate the Assets in, and only in, the usual, regular and ordinary course of business in substantially the same manner as the Assets are operated on the date of this Agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, none of the Tesco Companies will, except as permitted or contemplated by this Agreement,:

(a) Sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Assets (other than inventory in the ordinary course of business);

(b) Adopt, amend or terminate any Company Plan applicable to the Business Employees;

(c) Amend in any material respect or terminate any Drilling Contract;

(d) Enter into any agreement to provide drilling services using the Assets without prior notification to TEP; or

(e) Enter into or modify any employment or severance agreement with any Business Employee, agree to increase the compensation of any Business Employee, terminate any Business Employee, or hire any additional Business Employee without prior notification to TEP.

Section 4.2 Business Organization. Prior to the Effective Time, the Tesco Companies shall use their commercially reasonable efforts to (i) keep available the services of the Business Employees, and (ii) maintain and keep the Assets in as good a repair and condition as presently exists.

Section 4.3 Acquisition Transactions. After the date hereof and prior to the Closing or earlier termination of this Agreement, none of the Tesco Companies will initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and none of the Tesco Companies shall, and shall cause any officer, director or employee of any of the Tesco Companies, or any attorney, accountant, investment banker, financial advisor or other agent retained by any of them to, initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire any portion of the Assets.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Due Diligence.

(a) The Tesco Companies shall afford to TEP and its accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, personnel, representatives or contacts with governmental or regulatory authorities, agencies or bodies, commitments, and records (including, but not limited to, tax returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which the Tesco Companies can facilitate or control) as their representatives may reasonably request that are related to the Assets. Any investigation pursuant to this Section 5.1(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Tesco Companies or with the performance of any of the employees of the Tesco Companies and at the sole risk of TEP.

(b) The TEP Companies shall afford to the Tesco Companies and their respective accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of their properties, books, contracts, personnel, representatives or contacts with governmental or regulatory authorities, agencies or bodies, commitments, and records (including, but not limited to, tax returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which the TEP Companies can facilitate or control) as its representatives may reasonably request that are related to the TEP Companies. Any investigation pursuant to this Section 5.2(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the TEP Companies or with the performance of any of the employees of the TEP Companies and at the sole risk of the Tesco Companies.

Section 5.2 Expenses and Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, unless otherwise agreed.

Section 5.3 Agreement to Cooperate.

(a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary, proper or advisable waivers, consents and approvals under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of the Business and to lift any injunction or other legal bar to the Transaction (and, in such case, to proceed with the Transaction as expeditiously as possible).

(a) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

Section 5.4 Public Statements. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except that TEP will have the right, without notice, to provide information regarding the Transaction for the purpose of any offering material or disclosure required in connection with the Offering provided such information to the extent it references any of the Tesco Companies shall be subject to the prior written approval of the Tesco Companies such approval not to be unreasonably withheld.

Section 5.5 Notification of Certain Matters. Each of the Tesco Companies and the TEP Companies agrees to give prompt notice to the other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect (or in all respects in the case of any representation or warranty containing any materiality qualification) at any time from the date hereof to the Effective Time and (ii) any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.6 Retained Employees. With respect to the Business Employees:

(a) Effective immediately following the Closing, TEP US shall offer employment to all of the Business Employees on substantially the same terms as they are currently employed by any of the Tesco Companies, including any applicable seniority rights and benefits. Each such Business Employee who accepts a position shall hereinafter be referred to as a “Retained Employee” and shall become an employee of TEP US, terminable at will. In order to facilitate the foregoing, the applicable Tesco Company shall, effective at the Closing, terminate the employment of all Business Employees and take all appropriate steps necessary to comply with applicable law in connection with the termination of such Business Employees.

(b) Notwithstanding anything to the contrary contained in this Section 5.6, the parties acknowledge and agree that they do not intend to create any third-party beneficiary rights respecting any Business Employee as a result of the provisions hereof and specifically hereby negate any intention to so create any third-party beneficiary rights.

(c) With respect to Retained Employees, the Tesco Companies will remain responsible for medical expenses covered under their plans actually incurred prior to the Effective Time and TEP US will be responsible for all other medical expenses incurred on or after the Effective Time to the extent covered under their plans without the application of any waiting period for coverage generally applicable to newly hired employees. The Tesco Companies shall make available, at such Business Employee’s expense, medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to the Business Employees to the extent required by applicable law. The Tesco Companies and the TEP Companies shall cooperate and coordinate with each other to provide continuity of health, hospitalization, life, travel and accident insurance coverage for the Retained Employees. The cost of insurance coverage for the Retained Employees from and after the Effective Time shall be borne solely by the TEP Companies.

(d) The TEP Companies and the Tesco Companies shall complete and furnish to each other any other employee data as shall be reasonably required from time to time for each party to perform and fulfill its obligations under this Section 5.6.

(e) The Tesco Companies agree that they shall be solely responsible for all liability, costs and expenses (including attorneys’ fees) for all employment claims (collectively, the “Employment Claims”) by any employee or former employee of such Tesco Company which accrued prior to the Effective Time relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by employees of such Tesco Company. The TEP Companies agree that they shall be responsible for all Employment Claims by any Retained Employee which accrued after the Effective Time relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by the Retained Employee. The Tesco Companies Disclosure Schedule sets forth a description of any known Employment Claims by the Business Employees that have been filed or may be filed after the date hereof arising out of conditions, actions or events that occurred before the Effective Time.

Section 5.7 Offering of Shares.

(a) TEP shall use its commercially reasonable efforts to complete a private or public offering of common shares and to solicit and close subscriptions to purchase common shares of TEP for an amount to be determined by TEP in its sole discretion. (the “Offering”) , but in any event providing sufficient net proceeds to pay the Assets Cash Portion and the Preferred Supplier Consideration hereunder, permit the TEP Companies to consummate the Transaction and provide adequate working capital for the TEP Companies to pursue their business plan. TEP shall control the manner in which the

Offering is conducted, and shall have complete and absolute discretion to determine whether to accept subscriptions from any specific investor. TEP will comply with applicable securities laws in connection with the Offering.

(b) None of the Tesco Companies shall have any responsibility or liability with respect to any of the financial or other information contained in or statements made in the offering materials prepared in connection with the Offering. Any references to the Tesco Companies made in the offering materials prepared in connection with the Offering will be subject to the prior written approval of the Tesco Companies, as the case may be. TEP agrees to and shall include a statement in the offering materials, in form and substance satisfactory to the Tesco Companies, to the effect that none of the Tesco Companies has endorsed or shall be considered to be responsible for any of the offering material disclosures. TEP shall indemnify and hold harmless the Tesco Companies and their respective Affiliates from and against any claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including, without limitation, reasonable attorney’s fees) arising out of, resulting from, or in connection with the Offering.

Section 5.8 Financial Statements. The Tesco Companies shall provide to TEP reasonable access (before and after Closing) to any financial information required by TEP in order to comply with applicable securities laws in connection with the Offering, which will include the preparation by or on behalf of TEP and at TEP’s expense of audited financial statements for the past three years and interim period to the time of Closing in connection with the Business. None of the Tesco Companies are making any representations or warranties with respect to any such financial information prepared by or on behalf of TEP. TEP shall indemnify and hold harmless the Tesco Companies and their respective Affiliates from and against any claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including, without limitation, reasonable attorneys fees) arising out of or resulting from or in connection with such financial statements.

Section 5.9 Founders Funding. TEP shall obtain from its founders a minimum of $3,000,000 in new capital investment within the 48 hours following the execution of this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligations of each party to effect the Transaction shall be subject to the fulfillment or waiver, if permissible, at or prior to the Effective Time of the following conditions:

(a) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Transaction shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

(b) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in Canada or the United States which would prevent the consummation of the Transaction or make the consummation of the Transaction illegal;

(c) The appropriate Tesco Company and TEP shall enter or have entered into a mutually acceptable Warrant Agreement; and,

(d) Tesco (US) and TEP US shall enter or have entered into a mutually acceptable Personnel Supply Agreement.

Section 6.2 Conditions to Obligation of the Tesco Companies to Effect the Transaction. Unless waived by the Tesco Companies, the obligation of the Tesco Companies to effect the Transaction shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a) The TEP Companies shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the TEP Companies contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Tesco Companies shall have received a certificate executed on behalf of each of the TEP Companies by an officer of such company to that effect;

(b) TEP shall have received from its founders no less than $3,000,000 of new capital investment no later than 48 hours following the execution of this Agreement;

(c) The Offering shall have been successfully consummated; and

(d) Since the date of this Agreement there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a TEP Material Adverse Effect (hereinafter defined). “TEP Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is or would reasonably be anticipated to be materially adverse to TEP or TEP US, or the operation of the Assets by TEP or TEP US, excluding however, any general economic or industry trends or conditions.

Section 6.3 Conditions to Obligations of the TEP Companies to Effect the Transaction. Unless waived by the TEP Companies, the obligations of the TEP Companies to effect the Transaction shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a) The Tesco Companies shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Tesco Companies contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and TEP shall have received a certificate executed on behalf of the Tesco Companies by appropriate officers to that effect;

(b) Since the date of this Agreement there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Tesco Material Adverse Effect; “Tesco Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is or would reasonably be anticipated to be materially adverse to the Assets or the operation of the Assets by TEP or TEP US, excluding however, any general economic or industry trends or conditions;

(c) The Offering shall have been successfully consummated; and

(d) All third party consents required to the consummation of the Transaction described in the Tesco Companies Disclosure Schedule relating to any permit, license or agreement shall have been obtained.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification of TEP. The Tesco Companies each agree to jointly and severally indemnify the TEP Companies (including their respective officers, directors, employees and agents) against, and hold each of them harmless from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including, without limitation, reasonable attorneys’ fees) (“Indemnified Amounts”) incurred by the indemnified party as a result of (i) any breach of the representations and warranties made by or on behalf of any of the Tesco Companies in this Agreement, (ii) any violation or breach by any of the Tesco Companies or default by any of the Tesco Companies of any of its respective covenants under the terms of this Agreement, or (iii) the operation of the Business prior to the Effective Time, including the Employment Claims retained by the Tesco Companies pursuant to Section 5.6(e), but exclusive of the Assumed Liabilities. The indemnified party shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section 7.1.

Section 7.2 Indemnification of the Tesco Companies. The TEP Companies each agree to jointly and severally indemnify the Tesco Companies (and their respective officers, directors, employees, and agents) against, and hold each of them harmless from and against, any and all Indemnified Amounts incurred by the Tesco Companies (and their respective officers, directors, employees, and agents) as a result of (i) any breach of any of the representations and warranties made by or on behalf of any of the TEP Companies in this Agreement, (ii) any violation or breach by any of the TEP Companies or default by any of the TEP Companies of any of its covenants under the terms of this Agreement, (iii) the Assumed Liabilities, or (iv) the operation of the Business and the Assets subsequent to the Effective Time. The indemnified parties shall be entitled to recover their reasonable and necessary attorney’s fees and litigation expenses incurred in connection with successful enforcement of their rights under this Section 7.2.

Section 7.3 Procedure. The defense of any claim, action, suit, proceeding or investigation subject to indemnification under this Article VII shall be conducted by the indemnifying party. If the indemnifying party fails to conduct such defense, the indemnified parties may retain counsel satisfactory to them and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received. The party not conducting the defense will use reasonable efforts to assist in the vigorous defense of any such matter, provided that such party shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any indemnified party wishing to claim indemnification under this Article VII, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the indemnifying party (but the failure so to notify a party shall not relieve such party from any liability which it may have under this Article VII except to the extent such failure materially prejudices such party). If the indemnifying party is responsible for the attorneys’ fees of the indemnified parties, then the indemnified parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

Section 7.4 Maximum Liability; Survival. The maximum liability pursuant each of Section 7.1 or 7.2 with respect to any breach of any of the representations and warranties set forth in this Agreement shall be US$10,000,000. Except as set forth in the following sentence, the representations, warranties and indemnities set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive (subject to any applicable statute of limitations with respect to any claim by a third party) the Closing until the first anniversary of the Closing Date. The period during which the representations and warranties survive pursuant to this Section 7.4 is referred to herein with respect to such representations and warranties as the “Survival Period”. After the expiration of the applicable Survival Period, the representations and warranties shall thereafter terminate and be of no further force and effect unless a written notice asserting a claim shall have been made pursuant to this Article VII within the Survival Period with respect to such matter. Any claim for indemnification made during the Survival Period shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the Survival Period. The indemnification obligations under this Article VII shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence of the indemnified party. The rights of the parties to indemnification under this Article VII shall not be limited due to any investigations heretofore or hereafter made by such parties or their representatives, regardless of negligence in the conduct of any such investigations. The representations, warranties and covenants and agreements made by the parties shall not be deemed merged into any instruments or agreements delivered in connection with the Closing or otherwise in connection with the transactions contemplated hereby. Prior to the Closing, the sole remedy of any party hereto is limited to any amounts that may be due under Section 8.2. Following the Closing, the sole remedy of a party hereto for any claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses relating to the Transaction shall be indemnification under this Article VII.

Section 7.5 Limitations.

(a) In the event a party is entitled to indemnification pursuant to Sections 7.1 or 7.2 (the “Indemnified Party”), no indemnification shall be made unless the aggregate amount of the Indemnified Amounts for the Indemnified Party exceed US$250,000 and, in such event, indemnification shall be made to the Indemnified Party only to the extent the Indemnified Party’s Indemnified Amounts exceed US$250,000.

(b) The amount of any Indemnified Amounts shall be reduced by (A) any insurance proceeds (net of retroactive premiums related to such Indemnified Amounts) received by the Indemnified Party with respect to such Indemnified Amounts under any insurance coverage or from any other party alleged to be responsible for such Indemnified Amounts and (B) the amount of any net tax benefit available to the Indemnified Party relating to such the Indemnified Amounts. The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility, and the costs incurred by the Indemnified Party in such efforts shall be considered in determining the amount of Indemnified Amounts. If the Indemnified Party receives an amount under insurance coverage or from such other party with respect to the Indemnified Amounts at any time subsequent to any indemnification provided by the indemnitor under this Article VII, then such Indemnified Party shall promptly reimburse the indemnitor for any payment made or expense incurred by the indemnitor in connection with providing such indemnification up to the net amount received by the Indemnified Party.

Section 7.6 No Special Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE VII OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing, as follows:

(a)	The Tesco Companies shall have the right to terminate this Agreement:

(i)

if any representation or warranty of the TEP Companies shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of the subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to TEP by the Tesco Companies;

(ii)	if the Transaction is not completed by December 22, 2005 (provided that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to the Tesco Companies if the failure of the Tesco Companies to fulfill any obligation to the TEP Companies under or in connection with this Agreement has been the cause of or resulted in the failure of the Transaction to occur on or before such date);

(iii)	if the Transaction is enjoined by a final, unappealable court order; or

(iv)	if either of the TEP Companies (a) fails to perform in any material respects any of its covenants (or in all respects in the case of any covenant containing any materiality qualification) in this Agreement, and (b) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after written notice of such default is given to TEP by the Tesco Companies, provided, however, that in the event of a failure by TEP to comply with its covenant contained in Section 5.9 of this Agreement, the Tesco Companies shall have the right to terminate this Agreement immediately and without notice.

(b)	TEP shall have the right to terminate this Agreement:

(i)	if any representation or warranty of the Tesco Companies shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to the Tesco Companies by TEP;

(ii)

if the Transaction is not completed by December 22, 2005 (provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to TEP if the failure of TEP to fulfill any obligation to the Tesco Companies under or in connection with this Agreement has been the cause of or resulted in the failure of the Transaction to occur on or before such date);

(iii)	if the Transaction is enjoined by a final, unappealable court order; or

(iv)	if any of the Tesco Companies (a) fails to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of its covenants in this Agreement, and (b) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after notice of such default is given to the Tesco Companies by TEP; or

(c)	Tesco, Tesco US, TEP, and TEP US, mutually so agree.

Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of any of the Tesco Companies, the TEP Companies, or their respective officers or directors (except as set forth in this Section 8.2 and in Sections 5.2, 8.9 and 8.10, all of which shall survive the termination).

Section 8.3 Remedies. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other relief to which it or he may be entitled at law or equity.

Section 8.4 Notices. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given: (i) when delivered personally during a business day to the appropriate location described below or telefaxed to the telefax number indicated below, or (ii) five (5) business days after the posting thereof by United States or Canada first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed:

If to TEP or TEP US:	c/o Burstall Winger LLP
3100, 324 - 8th Ave. S.W.
Calgary, Alberta T2P 2Z2

If to any of the Tesco Companies:	c/o Tesco US, Inc.
11330 Brittmoore Park Drive
Houston, Texas 77041
Telefax No. (713) 849-0075
Attn: Legal Counsel

Section 8.5 Successors. This Agreement shall be binding upon each of the parties upon their execution, and inure to the benefit of the parties hereto and their successors and assigns.

Section 8.6 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument.

Section 8.7 Section Headings. The section headings used herein are descriptive only and shall have no legal force or effect whatsoever. Except to the extent the context specifically indicates otherwise, all references to articles and sections refer to articles and sections of this Agreement, and all references to the exhibits and schedules refer to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes.

Section 8.8 Gender. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural and conversely.

Section 8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, U.S.A., applicable to agreements and contracts executed and to be wholly performed there, without giving effect to the conflicts of law principles thereof.

Section 8.10 Dispute Resolution.

(a)	Negotiation; Mediation.

(i)

In the event of any dispute or disagreement between the Tesco Companies, on the one hand, and the TEP Companies on the other as to the interpretation of any provision of this Agreement (or the performance of obligations under this Agreement), the matter, on written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, each of parties shall be free to exercise the remedies available to it under Section 8.10(b).

(ii)	The Representatives may, if they desire, agree to undertake mediation and may, if they choose, do so in accordance with the commercial mediation rules of the American Arbitration Association (“AAA”), either as written or as modified by mutual agreement. A written agreement to undertake mediation may be made at any time. If arbitration proceedings have been instituted, they shall be stayed until the mediation process is terminated.

(b)	Arbitration.

(i)	Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other agreements contemplated by this Agreement or the transactions arising hereunder or thereunder that cannot be resolved by negotiation or mediation pursuant to Section 8.10(a) (including the validity, interpretation or applicability of this Section 8.10) shall be settled exclusively by final and binding arbitration in Houston, Texas. Such arbitration will apply the laws of the State of Texas and the commercial arbitration rules of AAA to resolve the dispute, and will be administered by the AAA.

(ii)	Written notice of arbitration must be given within one year after the notifying party has knowledge of accrual of the claim on which the notice is based. If the claiming party fails to give notice of arbitration within that time, the claim shall be deemed to be waived and shall be barred from either arbitration or litigation.

(iii)

Such arbitration shall be conducted by one independent and impartial arbitrator to be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement regarding appointment of an arbitrator within thirty (30) days following receipt by one party of the other party’s notice of arbitration, the arbitrator shall be selected from a list or lists of proposed arbitrators submitted by AAA. Unless the parties agree otherwise, the arbitrator shall be a licensed attorney with at least ten (10) years of experience in the practice of law. The selection process shall be that which is set forth in the AAA commercial arbitration rules then prevailing, except that (A) the number of preemptory strikes shall not be limited and (B), if the parties fail to select an arbitrator from one or more lists, AAA shall not initially have the power to make an appointment but shall continue to submit additional lists until an arbitrator has been selected, but if no such arbitrator is selected within sixty (60) days after the receipt of the first notice of arbitration, the AAA shall have the power to make an appointment and shall promptly do so. Initially, however, promptly following its receipt of a request to submit a list of proposed arbitrators, AAA shall convene the parties in person or by telephone and attempt to facilitate their selection of an arbitrator by agreement. If the arbitrator should die, withdraw or otherwise become incapable of serving, a replacement shall be selected and appointed in a like manner.

(iv)	The arbitrator shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party. The fees and expenses of the arbitrator shall be shared equally by the parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator may award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts). No pre-arbitration discovery shall be permitted, except that the arbitrator shall have the power in his or her sole discretion, on application by either party, to order pre-arbitration examination of the witnesses and documents that the other party intends to introduce in its case-in-chief at the arbitration hearing. The arbitrator shall render his or her award within ninety (90) days of the conclusion of the arbitration hearing. The arbitrator shall not be empowered to award to either party any punitive damages in connection with any dispute between them arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder, and each party hereby irrevocably waives any right to recover such damages. The arbitration hearings and award shall be maintained in confidence.

Notwithstanding anything to the contrary provided in this Section 8.10 and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitrator is selected and available to hear such party’s request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.

Section 8.11 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

Section 8.12 Waiver. Any waiver by either party to be enforceable must be in writing and no waiver by either party shall constitute a continuing waiver.

Section 8.13 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

Section 8.14 No Assumption Against Draftsman. Each party hereto has been represented by counsel with respect to the negotiation and drafting of this Agreement and all related documents. Accordingly, each party agrees that ambiguities with respect to any language contained herein or therein shall not be resolved against the drafting party.

Section 8.15 Assignability. Except as provided in Section 1.10, this Agreement shall not be assignable by any party hereto without the prior written consent of all other parties. “Affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controlled, is controlled by, or is under common control with, such person.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

TURNKEY E&P INC.

By:	/s/ Dale W. Bossert
Name: Title:	Dale W. Bossert President

TURNKEY E&P CORPORATION

By:	/s/ Dale W. Bossert
Name: Title:	Dale W. Bossert President

TESCO CORPORATION

By:	/s/ Julio Quintana
Name: Title:	Julio Quintana President and C.E.O.

TESCO CORPORATION (US)

By:	/s/ Julio Quintana
Name: Title:	Julio Quintana President

TESCO HOLDING I, LP by: Tesco US GP, Inc., its general partner

By:	/s/ Julio Quintana
Name: Title:	Julio Quintana President